TII Network Technologies reports Third quarter 2007 Results

Sales Increase 21 percent

EDGEWOOD, NY – November 1 4, 2007 – TII Network Technologies, Inc. (Nasdaq: TIII), a company that helps bridge service provider technologies to consumer communication needs, today announced its results of operations for the three and nine months ended September 30, 2007.

Net sales for the three months ended September 30, 2007 were $12.7 million compared to $10.5 million for the comparable prior year period, an increase of $2.2 million or 21.1%. The growth reflects increased sales of station electronics, connectivity, VoIP and home networking products, offset, in part, by a decrease in sales of the Company’s traditional network interface protection devices.

GAAP net income was $372,000, or $0.03 per diluted share, for the three months ended September 30, 2007 compared to GAAP net income of $399,000, or $0.03 per diluted share, for the similar prior year period. Non-GAAP net income, which excludes restructuring charges related to the closing of the Company’s Puerto Rico facility, was $672,000, or $0.05 per diluted share, for the three months ended September 30, 2007 compared to non-GAAP net income of $399,000, or $0.03 per diluted share,for the similar prior year period.

Net sales for the nine months ended September 30, 2007 were $34.9 million compared to $31.1 million for the similar prior year period, an increase of $3.8 million or 12.0%. The growth reflects increased sales of station electronics and home networking products, offset, in part, by a decrease in sales of the Company’s traditional network interface protection devices.

GAAP net income was $383,000, or $0.03 per diluted share, for the nine months ended September 30, 2007 compared to GAAP net income of $1,179,000, or $0.09 per diluted share, for the similarprior year period.  Non-GAAP net income, which excludes restructuring charges related to the closing of the Puerto Rico facility, was $1,004,000, or $0.07 per diluted share, for the nine months ended September 30, 2007 compared to non-GAAP net income of $1,179,000 or $0.09 per diluted share, for the similarprior year period.

Kenneth A. Paladino, President and Chief Executive Officer, in commenting on the quarter stated: “The increase in our sales reflects the broadening strength of our new product lines which more than offset a reduction in sales of our traditional network interface protection business.

Looking forward, we like our position in the marketplace and see improved financial results. Certain items particularly noteworthy for the three and nine months ended September 30, 2007 are:

•

In consolidating our Puerto Rico operations into our new facility, we have incurred restructuring costs, included in cost of sales, of $484,000 and $1,030,000 for the three and nine months ended September 30, 2007, respectively. As previously disclosed, we believe this consolidation, though negatively impacting our margins through the third quarter, will improve our operating efficiencies beginning in the fourth quarter and result in annual cost savings of approximately $1.3 million.

•	The Company’s tax provision for book purposes is significantly higher than the taxes expected to be paid, principally due to the availability of net operating loss carryforwards.

•

Stock-based compensation expense for the three months ended September 30, 2007 and 2006 was $302,000 and $158,000, respectively. Stock-based compensation expense for the nine months ended September 30, 2007 and 2006 was $823,000 and $497,000, respectively.

•	Cash provided by operating activities for the nine months ended September 30, 2007 and 2006 was $3.2 million and $4.3 million, respectively.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, is a leader in developing and manufacturing advanced network technology solutions for the telecommunications industry. Products include: IPTV, VoIP, network interface devices, surge protection products and residential gateway systems that give service providers the technology to deliver their services more efficiently. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement:

Certain statements in this Report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company's future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause the Company's actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements. These factors include, but are not limited to: (i) exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum-based plastic products and precious metals; (ii) dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan; (iii) dependence on, and ability to retain, the Company’s “as-ordered” general supply agreements with its largest customer and ability to win new contracts; (iv) continued dependence on the traditional copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies; (v) the level of inventories maintained by the Company’s customers; (vi) the ability to market and sell products to new markets beyond its principal copper-based Telco market; (vii) the ability to timely develop products and adapt the Company’s existing products to address technological changes, including changes in its principal market; (viii) weather and similar conditions, particularly the effect of hurricanes or typhoons on the Company's manufacturing, assembly and warehouse facilities in Puerto Rico and the Pacific Rim; (ix) competition in the Company’s traditional Telco market and new markets the Company is seeking to penetrate; (x) potential changes in customers’ spending and purchasing policies and practices; (xi) general economic and business conditions, especially as they pertain to the Telco industry; (xii) dependence on third parties for certain product development; (xiii) risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; (xiv) the ability to attract and retain technologically qualified personnel (see “Business-Product Development”); and (xv) the availability of financing on satisfactory terms.

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CONTACT:

TII Network Technologies, Inc.

(631) 789-5000

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-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net sales	$12,704	$10,495	$34,862	$31,133
Cost of sales (includes restructuring charges of $484 and $1,030 in the three and nine months ended September 30, 2007, respectively)	8,715	6,531	24,533	20,221

Gross profit	3,989	3,964	10,329	10,912

Operating expenses:
Selling, general and administrative	2,747	2,939	7,962	7,695
Research and development	542	446	1,553	1,425
Total operating expenses	3,289	3,385	9,515	9,120

Operating income	700	579	814	1,792

Interest expense	(3)	(3)	(10)	(6)
Interest income	39	64	124	170
Other income	(13)	(3)	(13)	(1)

Income before income taxes	723	637	915	1,955

Income tax provision	351	238	532	776

Net income	$372	$399	$383	$1,179

Net income per common share:
Basic	$0.03	$0.03	$0.03	$0.10
Diluted	$0.03	$0.03	$0.03	$0.09

Weighted average common shares outstanding:
Basic	13,113	12,387	12,819	12,370
Diluted	14,599	13,585	14,605	13,452

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,838	$5,362
Accounts receivable, net of allowance of $87 at September 30, 2007 and $30 at December 31, 2006	5,769	3,068
Inventories	6,738	8,364
Deferred tax assets, net	887	1,251
Other current assets	493	277
Total current assets	19,725	18,322

Property, plant and equipment, net	9,483	7,119
Deferred tax assets, net	3,780	3,899
Other assets, net	113	125
Total assets	$33,101	$29,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,254	$718
Accrued liabilities	1,901	1,914
Total current liabilities	4,155	2,632

Total liabilities	4,155	2,632

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of series D junior participating; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 13,345,391 shares issued and 13,327,754 shares outstanding as of September 30, 2007, and 12,550,306 shares issued and 12,532,669 shares outstanding as of December 31, 2006	134	126
Additional paid-in capital	40,868	39,146
Accumulated deficit	(11,7 75)	(12,158)
	29,227	27,114
Less: Treasury shares, at cost, 17,637 common shares at June 30, 2007 and December 31, 2006	(281)	(281)
Total stockholders’ equity	28,946	26,833
Total liabilities and stockholders’ equity	$33,101	$29,465

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reconciliation of Non-GAAP Net Income to
GAAP Net Income (1) :
Non-GAAP net income	$672	$399	$1, 004	$1,179
Restructuring c harges	(484)	-	(1,030)	-
Tax effect of restructuring charges	184	-	409	-

GAAP Net Income	$372	$399	$383	$1,179

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reconciliation of Non-GAAP Diluted
Earnings Per Share to GAAP Diluted Earnings Per Share (1) :
Non-GAAP diluted earnings per share	$0.05	$0.03	$0.07	$0.09
Restructuring c harges	(0.03)	-	(0.07)	-
Tax effect of restructuring charges	0.01	-	0.03	-

GAAP Diluted Earnings Per Share	$0.03	$0.03	$0.03	$0.09

(1)

Non-GAAP net income is used by management in assessing the Company’s operating results. The Company believes that investors and analysts may use non-GAAP measures that exclude non-routine transactions, along with other information contained in its SEC filings, in assessing the Company’s operating results.

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